Calculation of Filing Fee Tables

Form S-4

(Form Type)

GLOBAL SYSTEM DYNAMICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Being Registered	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Shares of common stock, $0.0001 par value	Other	11,651,836	$10.45	$121,761,686.20	0.00011020	$13,418.14
		Total Offering Amounts				$121,761,686.20		$13,418.14
		Net Fee Due						$13,418.14

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”) of the registrant issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement among the registrant, Global System Dynamics, Inc. (“GSD”), and certain other parties. This number is based on (i) up to 11,651,836 shares of GSD Common Stock issuable as consideration in connection with the Business Combination to holders of Common Shares of DarkPulse, Inc. (“DarkPulse”)

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price is equal to the product of (A) $10.45, the average of the high and low prices per share of GSD Class A shares on February 10, 2023, as quoted on the Nasdaq Stock Exchange and (B) 11,651,836, the estimated maximum number of shares of Common Stock of GSD that may be issued to DarkPulse shareholders in the Business Combination.